NEWS RELEASE
For Immediate Release	Contact: Investor Relations
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EMERITUS SIGNS JOINT VENTURE AGREEMENT TO ACQUIRE 134 SENIOR LIVING COMMUNITIES FOR $1.15 BILLION

Emeritus to Manage the Portfolio

SEATTLE, WA,  January 19, 2010 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s care services to seniors, today announced that it has entered into a joint venture (“Joint Venture”) agreement with Blackstone Real Estate Advisors VI, L.P. (“BREA”) and Columbia Pacific Advisors, (“Columbia Pacific”), an affiliate of the Chairman and Co-CEO of Emeritus, in connection with the acquisition by the Joint Venture of approximately 134 communities currently operated by an affiliate of Sunwest Management (“Sunwest”), a Salem, Oregon-based operator of senior living communities.

BREA will have up to an 80% equity interest in the Joint Venture and Emeritus and Columbia Pacific each will have up to a 10% equity interest in the Joint Venture.  The Joint Venture has entered into a purchase and sale agreement to acquire the 134 communities from Sunwest for approximately $1.15 billion.  The Joint Venture will post a $50 million purchase deposit in conjunction with the signing.  The purchase includes cash, the assumption of secured debt, and the potential equity rollover of up to $25 million by the existing Sunwest investors.

In conjunction with the proposed acquisition, Emeritus entered into an agreement with the Joint Venture to manage the portfolio of communities for a fee equal to 5% of gross revenues.   In addition, the Joint Venture agreement contains provisions to allow Emeritus a right of first opportunity to purchase the communities or the Joint Venture interests at fair value, and includes a profit sharing provision for Emeritus if the Joint Venture’s internal rate of return exceeds established thresholds.

Mr. Dan Baty, Chairman and Co-CEO of Emeritus, said, “This represents an opportunity to layer in our core product, within our geographic footprint in a structure with Blackstone that has been successful for us in the past. We have spent significant time and resources to understand the operational and physical requirements of these communities so that we can efficiently integrate them into our nationwide operating structure.”

The purchase and sale agreement is subject to bankruptcy court approvals and finalization of loan modifications with the secured creditors.  The bankruptcy court process also includes an open bidding period and process that will allow other qualified parties to bid on the portfolio.

ABOUT THE COMPANY
Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 316 communities in 36 states representing capacity for approximately 27,500 units and approximately 32,700 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as the final closing of the transaction contemplated herein and our ability to successfully incorporate the new communities into our existing infrastructure.   We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and any subsequent Quarterly Report on Form 10Q.  The Company undertakes no obligation to update the information provided herein.